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                                                                    Exhibit 10.2


                          EXECUTIVE SEVERANCE AGREEMENT

         This Executive Severance Agreement (the "AGREEMENT"), is entered into effective as of ___________ between Genzyme Corporation (the "COMPANY"), a Massachusetts corporation with its principal executive offices at One Kendall Square, Cambridge, Massachusetts 02139, and ________________ (the "EXECUTIVE") residing at ______________________________________.

         The Compensation Committee (the "COMMITTEE") of the Board of Directors of the Company (the "BOARD") has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change in Control (as defined in Section 3(i) hereof) of the Company. The Committee believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change in Control, to encourage the Executive's full attention and dedication to the Company currently and in the event of any threatened or pending Change in Control, and to provide the Executive with compensation arrangements upon a Change in Control which provide the Executive with individual financial security and which are competitive with those of other corporations and, in order to accomplish these objectives the Committee, pursuant to the authority delegated to it by the Board, has caused the Company to enter into this Agreement.

         Accordingly, the parties agree as follows:

         1. SEVERANCE BENEFITS. In order to induce the Executive to remain in the employ of the Company and in consideration of (i) the Executive's agreement set forth in Subsection 3(iv) hereof and (ii) the Executive's execution and delivery of the Non-Compete Agreement referred to in Subsection 6(i) hereof, the Company agrees that the Executive shall receive the severance benefits set forth in this Agreement in the event his or her employment with the Company is terminated subsequent to a Change in Control (as defined in Subsection 3(i) hereof) under the circumstances described below.

         2. TERM OF AGREEMENT. This Agreement shall commence on the date hereof and shall continue in effect through December 31, 2002; provided, however, that commencing on December 31, 2002 and each December 31 thereafter, the term of this Agreement shall automatically be extended for one additional year unless, not later than September 30 of such year, the Company shall have given notice that it does not wish to extend this Agreement (provided that no such notice may be given during the pendency of a Potential Change in Control, as defined in
Section 3(ii) hereof). If a Change in Control shall have occurred during the original or extended term of this Agreement, this Agreement shall continue in effect for a period of thirty-six (36) months beyond the month in which the Change in Control occurred. Notwithstanding anything provided herein to the contrary, the term of this Agreement shall not extend beyond the end of the month in which the Executive attains "normal retirement age" under the provisions of the Company's benefit plans (the "BENEFIT PLANS") or, if the Benefit Plans do not so provide, the Executive reaches age sixty-five (65).

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         3. CHANGE IN CONTROL; POTENTIAL CHANGE IN CONTROL.

         (i) No benefits shall be payable hereunder unless there shall have been a Change in Control. For purposes of this Agreement, a "CHANGE IN CONTROL" shall be deemed to have occurred if:

                  (A) any "person" (as defined below), other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the "beneficial owner" (as defined below), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities;

                  (B) during any period of twenty-four (24) consecutive months (not including any period prior to the date of this Agreement), individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in paragraphs (A), (C) or (D) of this Section 3(i)) whose election by the Board or nomination for election by the Board or by the stockholders of the Company was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved (such directors in office from time to time, the "CONTINUING DIRECTORS"), cease for any reason to constitute a majority thereof;

                  (C) there is consummated a merger, share exchange or consolidation of the Company with any other corporation or business entity or the sale or other disposition of all or substantially all of the Company's assets (each, a "BUSINESS COMBINATION"), other than (1) a Business Combination that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of another entity) beneficial ownership, directly or indirectly, of a majority of the combined voting power of the Company or the surviving entity (including any person that, as a result of such transaction, owns all or substantially all of the Company's assets either directly or through one or more subsidiaries) outstanding immediately after such Business Combination or (2) a merger, share exchange or consolidation effected to implement a recapitalization of the Company (or similar transaction) following which no person is or becomes the beneficial owner of 50% or more of the combined voting power of the Company's then outstanding securities; or

                  (D) the stockholders of the Company approve a plan of complete liquidation of the Company.


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         (ii) For purposes of this Agreement, a "POTENTIAL CHANGE IN CONTROL"
shall be deemed to have occurred if:

                  (A) the Company enters into an agreement with any person, the consummation of which would result in the occurrence of a Change in Control;

                  (B) any person, including the Company, publicly announces an intention to take or consider taking actions which if consummated would constitute a Change in Control, unless the Board adopts a resolution in good faith setting forth its determination that such announcement is not sufficiently creditable to constitute a Potential Change in Control for purposes of this Agreement;

                  (C) any person, other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company (1) is or becomes the beneficial owner, (2) discloses directly or indirectly to the Company or publicly a plan or intention to become the beneficial owner, or (3) makes a filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, with respect to securities to become the beneficial owner, directly or indirectly, of securities representing 50% or more of the combined voting power of the outstanding voting securities of the Company; or

                  (D) the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control of the Company has occurred.

         (iii) For purposes of this Section 3, "PERSON" shall have the same meaning as when used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and "BENEFICIAL OWNER" shall have the same meaning as when used in Rule 13d-3 under the Exchange Act.

         (iv) The Executive agrees that, subject to the terms and conditions of this Agreement, in the event of a Potential Change in Control, he or she will remain in the employ of the Company until the earliest of (A) a date which is one (1) year from the occurrence of such Potential Change in Control, (B) the termination by the Executive of his or her employment after he or she attains "normal retirement age" or by reason of death or Disability as defined in
Section 4(ii), (C) the date of the occurrence of a Change in Control, or (D) the determination in good faith by the Board that the event creating such Potential Change in Control has ceased to exist.

         4. TERMINATION FOLLOWING CHANGE IN CONTROL.

         (i) If any of the events described in Subsection 3(i) hereof constituting a Change in Control shall have occurred, the Executive shall be entitled to the benefits provided in Subsection 5(iii) hereof upon the subsequent termination of his or her employment during the term of this Agreement unless such termination is (A) because of the Executive's death or Disability, (B) by the Company for Cause, or (C) by the Executive other than for Good Reason.

         (ii) DISABILITY. If, as a result of the Executive's incapacity due to physical or mental illness, he or she shall have been absent from the full-time performance of his or her duties with the Company for nine (9) consecutive months, and within thirty (30) days after written notice of


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termination is given he or she shall not have returned to the full-time performance of his or her duties, the Executive's employment may be terminated for "Disability."

         (iii) CAUSE. Termination by the Company of the Executive's employment for "CAUSE" shall mean termination upon (A) the willful and continued failure by him or her to substantially perform his or her duties with the Company (other than any such failure resulting from his or her incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination by him or her for Good Reason (as defined in Subsection
(iv) below)) after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that he or she has not substantially performed his or her duties, or (B) the willful engaging by the Executive in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise. For purposes of this Subsection, no act, or failure to act, on the Executive's part shall be deemed "willful" unless done, or omitted to be done, by him or her not in good faith and without reasonable belief that his or her action or omission was in the best interest of the Company. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him or her a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to the Executive and an opportunity for him, together with his or her counsel, to be heard before the Board), finding that in the good faith opinion of the Board the Executive was guilty of conduct set forth above in this Subsection and specifying the particulars thereof in detail.

         (iv) GOOD REASON. The Executive shall be entitled to terminate his or her employment for Good Reason. For purposes of this Agreement, "GOOD REASON" shall mean (A) during the nine (9) month period following a Change in Control, a good faith determination by the Executive that as a result of such Change in Control, he or she is not able to discharge his or her duties effectively or (B) without the Executive's express written consent, the occurrence after a Change in Control of any of the following circumstances:

                  (1) the assignment to the Executive of any duties inconsistent (except in the nature of a promotion) with the position in the Company that he or she held immediately prior to the Change in Control or a substantial adverse alteration in the nature or status of his or her position or responsibilities or the conditions of his or her employment from those in effect immediately prior to the Change in Control;

                  (2) a reduction by the Company in the Executive's annual base salary as in effect on the date hereof or as the same may be increased from time to time;

                  (3) the Company's requiring the Executive to be based more than twenty-five (25) miles from the Company's offices at which he or she was principally employed immediately prior to the date of the Change in Control except for required travel on the Company's business to an extent substantially consistent with his or her present business travel obligations;


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                  (4) the failure by the Company to pay to the Executive any portion of his or her current compensation or compensation under any deferred compensation program of the Company, within seven (7) days of the date such compensation is due;

                  (5) the failure by the Company to continue in effect any material compensation or benefit plan in which the Executive participates immediately prior to the Change in Control unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue the Executive's participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of his or her participation relative to other participants, than existed at the time of the Change in Control;

                  (6) the failure by the Company to continue to provide the Executive with benefits substantially similar to those enjoyed by him or her under any of the Company's pension, life insurance, medical, health and accident, or disability plans in which he or she was participating at the time of the Change in Control, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive the Executive of any material fringe benefit enjoyed by him or her at the time of the Change in Control, or the failure by the Company to provide the Executive with the number of paid vacation days to which he or she is entitled on the basis of his or her years of service with the Company in accordance with the Company's normal vacation policy in effect at the time of the Change in Control;

                  (7) the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 5 hereof; or

                  (8) any purported termination of the Executive's employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Subsections (v) and (vi) below (and, if applicable, the requirements of Subsection (iii) above), which purported termination shall not be effective for purposes of this Agreement.

         The Executive's right to terminate his or her employment pursuant to this Subsection shall not be affected by his or her incapacity due to physical or mental illness. The Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

         (v) NOTICE OF TERMINATION. Any purported termination of the Executive's employment by the Company or by the Executive following a Change in Control or while a Potential Change in Control is pending, shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 8 hereof. For purposes of this Agreement, a "NOTICE OF TERMINATION" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.


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         (vi) DATE OF TERMINATION, ETC. "DATE OF TERMINATION" shall mean (A) if the Executive's employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the full-time performance of his or her duties during such thirty
(30) day period), and (B) if the Executive's employment is terminated pursuant to Subsection (iii) or (iv) above or for any other reason (other than Disability), the date specified in the Notice of Termination (which, in the case of a termination pursuant to Subsection (iii) above shall not be less than thirty (30) days, and in the case of a termination pursuant to Subsection (iv) above shall not be less than fifteen (15) nor more than sixty (60) days, respectively, from the date such Notice of Termination is given); provided that if within fifteen (15) days after any Notice of Termination is given, or, if later, prior to the Date of Termination (as determined without regard to this proviso), the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties or by a binding arbitration award; and provided further that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. During the pendency of any such dispute, (1) the Executive shall not be required to report for work or otherwise continue to perform his or her duties with the Company and
(2) the Company will continue to pay to the Executive his or her full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, base salary) and, to the extent permissible by law, continue the Executive and his or her dependents as a participant in all compensation, benefit and insurance plans in which he or she or they were participating when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with this Subsection. Amounts paid under this Subsection are in addition to all other amounts due under this Agreement and shall not reduce any other amounts due under this Agreement.

         5. COMPENSATION UPON TERMINATION OR DURING DISABILITY FOLLOWING A CHANGE IN CONTROL. Following a Change in Control, upon either termination of the Executive's employment, or during a period of Disability, he or she shall be entitled to the following benefits:

         (i) During any period that the Executive fails to perform his or her full-time duties with the Company as a result of incapacity due to physical or mental illness, he or she shall continue to receive his or her base salary at the rate in effect at the commencement of any such period, together with all compensation payable to him or her under the Company's disability plan or program or other similar plan during such period, until this Agreement is terminated pursuant to Section 4(ii) hereof. Thereafter, or in the event the Executive's employment shall be terminated by reason of his or her death, the Executive's benefits shall be determined under the Company's retirement, insurance and other compensation programs then in effect in accordance with the terms of such programs.

         (ii) If the Executive's employment shall be terminated by the Company for Cause or by the Executive other than for Good Reason, the Company shall pay him or her his or her full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus all other amounts to which he or she is entitled under any compensation or benefit plan of the Company at the time such payments are due, and the Company shall have no further obligations to the Executive under this Agreement.


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         (iii) If the Executive's employment by the Company shall be terminated
(a) by the Company other than for Cause or Disability, or (b) by the Executive for Good Reason, then he or she shall be entitled to the benefits provided below:

                  (A) the Company shall pay the Executive his or her full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus all other amounts to which he or she is entitled under any compensation or benefit plan of the Company, at the time such payments are due, except as otherwise provided below;

                  (B) in lieu of any further salary payments to the Executive for periods subsequent to the Date of Termination, the Company shall pay as severance pay to the Executive a lump sum severance payment (together with the payments provided in paragraphs (D), (E), (F) and (G) below, the "SEVERANCE Payments") equal to two (2) times the sum of
         (1) the greater of (a) his or her annual rate of base salary in effect on the Date of Termination or (b) his or her annual rate of base salary in effect immediately prior to the Change in Control and (2) the greatest of (a) the average of the last two annual bonuses (annualized in the case of any bonus paid with respect to a partial year) paid to him or her preceding the Date of Termination, (b) the average of the last two annual bonuses (annualized in the case of any bonus paid with respect to a partial year) paid to him or her preceding the Change in Control, (c) the most recent annual bonus (annualized in the case of any bonus paid with respect to a partial year) paid to him or her preceding the Date of Termination, or (d) the most recent annual bonus (annualized in the case of any bonus paid with respect to a partial year) paid to him or her preceding the Change in Control;

                  (C) the Company shall also pay to the Executive, within five
         (5) days after any such fees or expenses are incurred, all legal fees and expenses incurred by him or her as a result of or in connection with such termination, including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement (other than any such fees or expenses incurred in connection with any such claim which is determined by arbitration, in accordance with
         Section 12 of this Agreement, to be frivolous) or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Internal Revenue Code of 1986, as amended (the "CODE"), to any payment or benefit provided hereunder;

                  (D) for a twenty-four (24) month period after such termination, the Company shall arrange to provide, at its cost, the Executive and his or her dependents with life, disability, accident and health insurance benefits substantially similar to those which he or she and they are receiving immediately prior to the Notice of Termination. Benefits otherwise receivable by the Executive pursuant to this Subsection 5(iii)(D) shall be reduced to the extent comparable benefits are actually received by him or her from a subsequent employer during the twenty-four (24) month period following his or her termination, and any such benefits actually received by him or her shall be reported to the Company;


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                  (E) in addition to the retirement benefits to which the
         Executive is entitled under the Benefit Plans, any supplemental retirement or excess benefit plan maintained by the Company or any of its subsidiaries or any successor plans thereto (hereinafter collectively referred to as the "PENSION Plans"), the Company shall pay the Executive in cash a lump sum equal to the excess of (a) the actuarial equivalent of the retirement pension (taking into account any early retirement subsidies associated therewith and determined as a straight life annuity commencing at age sixty-five (65) or any earlier date, but in no event earlier than the second anniversary of the Date of Termination, whichever annuity the actuarial equivalent of which is greatest) which the Executive would have accrued under the terms of the Pension Plans (without regard to the limitations imposed by Section 401(a)(17) of the Code, any temporary freeze on benefit accruals under the Pension Plans pursuant to Internal Revenue Service Notice 88-131 or any amendment to the Pension Plans made subsequent to a Change in Control and on or prior to the Date of Termination, which amendment adversely affects in any manner the computation of retirement benefits thereunder), determined as if the Executive was fully vested thereunder and had continued to be employed by the Company (after the Date of Termination) for twenty-four (24) additional months and as if he or she had accumulated twenty-four (24) additional months of compensation (for purposes of determining his or her pension benefits thereunder), each in an amount equal to the sum of the amounts determined under clauses
         (1) and (2) of Section 5(iii)(B) hereof (but in no event shall the Executive be deemed to have continued to be employed by the Company after his or her normal retirement age) over (b) the actuarial equivalent of the vested retirement pension (taking into account any early retirement subsidies associated therewith and determined as a straight life annuity commencing at age sixty-five (65) or any earlier date, but in no event earlier than the Date of Termination, whichever annuity the actuarial equivalent of which is greatest) which the Executive had then accrued pursuant to the provisions of the Pension Plans. For purposes of this Subsection, "actuarial equivalent" shall be determined using the same actuarial assumptions utilized in determining the amount of alternate forms of benefits under the Benefit Plans immediately prior to the Change in Control;

                  (F) should the Executive move his or her residence in order to pursue other business opportunities within one (1) year of the Date of Termination, the Company shall pay him or her, within five (5) days after any such expenses are incurred, an amount equal to the expenses incurred by him or her in connection with such relocation (including expenses incurred in selling his or her home to the extent such expenses were customarily reimbursed by the Company to transferred executives prior to the Change in Control) and which are not reimbursed by another employer; and

                  (G) the Company shall pay, within five (5) days after such fees and expenses are incurred, all fees and expenses of any executive recruiting, counseling or placement firm selected by the Executive for the purpose of seeking new employment within one (1) year of the Date of Termination, provided that such cost shall not exceed $30,000.00.

         (iv) Amounts payable to the Executive shall be reduced as set forth below.


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                  (A) For purposes of this Subsection (iv), (1) "PAYMENT" shall mean any Payment or distribution in the nature of compensation to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise; (2) "AGREEMENT PAYMENT" shall mean a Payment paid or payable pursuant to this Agreement (disregarding this Subsection (iv)); (3) "NET AFTER TAX RECEIPT" shall mean the Present Value of a Payment net of all taxes imposed on the Executive with respect thereto under Sections 1 and 4999 of the Code, determined by applying the highest marginal rate under Section 1 of the Code which applied to the Executive's taxable income for the immediately preceding taxable year; (4) "PRESENT VALUE" shall mean such value determined in accordance with Section 280G(d)(4) of the Code; and (5) "REDUCED AMOUNT" shall mean the smallest aggregate amount of Payments which (a) is less than the sum of all Payments and (b) results in aggregate Net After Tax Receipts which are equal to or greater than the Net After Tax Receipts which would result if the aggregate Payments were any other amount less than the sum of all Payments.

                  (B) Anything in this Agreement to the contrary notwithstanding, in the event PricewaterhouseCoopers LLP or a successor accounting firm of national reputation (the "ACCOUNTING FIRM") shall determine the receipt of all Payments would subject the Executive to tax under Section 4999 of the Code, it shall determine whether some amount of Payments would meet the definition of a "Reduced Amount." If the Accounting Firm determines that there is a Reduced Amount, the aggregate Agreement Payments shall be reduced to such Reduced Amount; provided, however, that if the Reduced Amount exceeds the aggregate Agreement Payments, the aggregate Payments shall, after the reduction of all Agreement Payments, be reduced (but not below zero) in the amount of such excess.

                  (C) If the Accounting Firm determines that aggregate Agreement Payments or Payments, as the case may be, should be reduced to the Reduced Amount, the Company shall promptly give the Executive notice to that effect and a copy of the detailed calculation thereof, and the Executive may then elect, in his or her sole discretion, which and how much of the Payments shall be eliminated or reduced (as long as after such election the present value of the aggregate Payments equals the Reduced Amount), and shall advise the Company in writing of his or her election within ten days of his or her receipt of notice. If no such election is made by the Executive within such ten-day period, the Company may elect which and how much of the Agreement Payments or Payments, as the case may be, shall be eliminated or reduced (as long as after such election the present value of the aggregate Agreement Payments or Payments, as the case may be, equals the Reduced Amount) and shall notify the Executive promptly of such election. All determinations made by the Accounting Firm under this Subsection shall be binding upon the Company and the Executive, and shall be made within sixty (60) days of a termination of employment of the Executive. As promptly as practicable following such determination, the Company shall pay to or distribute for the benefit of the Executive such Payments as are then due to the Executive under this Agreement and shall promptly pay to or distribute for the benefit of the Executive in the future such Payments as become due to the Executive under this Agreement.

                  (D) While it is the intention of the Company and the Executive to reduce the amounts payable or distributable to the Executive hereunder only if the aggregate Net After Tax


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Receipts to the Executive would thereby be increased, as a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of the Executive pursuant to this Agreement which should not have been so paid or distributed ("OVERPAYMENT") or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of the Executive pursuant to this Agreement could have been so paid or distributed ("UNDERPAYMENT"), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based either upon the assertion of a deficiency by the Internal Revenue Service against the Company or the Executive which the Accounting Firm believes has a high probability of success or controlling precedent or other substantial authority, determines that an OverPayment has been made, any such OverPayment paid or distributed by the Company to or for the benefit of the Executive shall be treated for all purposes as a loan AB INITIO to the Executive which the Executive shall repay to the Company (together with interest at the rate provided for in Section 1274(b)(2)(B) of the Code); provided, however, that no such loan shall be deemed to have been made and no amount shall be payable by the Executive to the Company if and to the extent such deemed loan and Payment would not either reduce the amount on which the Executive is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or other substantial authority, determines that an UnderPayment has occurred, any such UnderPayment shall be promptly paid by the Company to or for the benefit of the Executive (together with interest at the rate provided for in Section 1274(b)(2)(B) of the Code).

         (v) Except as otherwise specifically provided in paragraph (C), (F) and
(G) thereof, the payments provided for in Subsection (iii) shall be made not later than the fifth day following the Date of Termination; provided, however, that if the amounts of such payments cannot be finally determined on or before such day, the Company shall pay to the Executive on such day an estimate, as determined in good faith by the Company, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth day after the Date of Termination. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Executive payable on the fifth day after demand therefor by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

         (vi) The Executive shall not be required to mitigate the amount of any payment provided for in this Section 5 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 5 be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits or otherwise, except to the extent expressly so provided.

         6. NON-COMPETE AND NON-SOLICITATION.

         (i) This Agreement shall not take effect and shall be null and void unless the Executive executes (or has executed) a non-compete and non-solicitation agreement substantially in the form attached hereto as Exhibit A (the "NON-COMPETE AGREEMENT").

         (ii) By accepting this Agreement, the Executive consents to a deduction from any amounts the Company or any of its affiliates owes the Executive from time to time (including amounts owed to the Executive under this Agreement and any amounts owed to Executive as wages or other compensation, fringe benefits, or vacation pay) any amounts the Executive owes the Company as a result of a monetary award or settlement in favor of the Company arising out of Executive's breach of the Non-Compete Agreement. Whether or not the Company elects to make a deduction in whole or in part, if the Company does not recover by means of deduction the full amount the Executive owes it, the Executive agrees to pay immediately the unpaid balance to the Company.

         7. SUCCESSORS; BINDING AGREEMENT.

         (i) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company or its successor in the same amount and on the same terms as he or she would be entitled to hereunder if he or she terminates his or her employment for Good Reason following a Change in Control, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "COMPANY" shall mean the Company as hereinbefore defined and any successor to its business or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

         (ii) This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to him or her hereunder if he or she had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his or her devisee, legatee or other designee or, if there is no such designee, to his or her estate.

         8. NOTICE. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

         9. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Board or the Committee. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts, without giving effect to the conflicts of law principles thereof. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law. The obligations of the Company under Section 5 shall survive the expiration of the term of this Agreement.

         10. VALIDITY. The invalidity or unenforceability or any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         11. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         12. ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration conducted before a panel of three arbitrators in the Commonwealth of Massachusetts in accordance with the Employment Dispute Resolution rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. Notwithstanding the foregoing, the Executive shall be entitled to seek specific performance of his or her right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

         13. ENTIRE AGREEMENT. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes the provisions of all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto with respect to the subject matter hereof.

         14. EFFECTIVE DATE. This Agreement shall become effective as of the date first set forth above.

         IN WITNESS WHEREOF, the Company, pursuant to due authorization by its Board of Directors, and the Executive have caused this Agreement to be duly executed under seal as of the date first written above.

                                           GENZYME CORPORATION


                                           By: ________________________________

                                           Print Name: ________________________

                                           Title: _____________________________



EXECUTIVE


By: ________________________________

Print Name: ________________________

                    Schedule to Executive Severance Agreement

The following is a list of our executive officers who are party to an Executive Severance Agreement, the form of which is filed herewith:

Mara G. Aspinall
Mark R. Bamforth
Earl M. Collier, Jr.
Zoltan A. Csimma
Thomas J. DesRosier
Richard H. Douglas
David D. Fleming
James A. Geraghty
John V. Heffernan
Elliott D. Hillback, Jr.
Alison F. Lawton
Gail J. Maderis
David J. McLachlan
John M. McPherson
Ann C. Merrifield
Richard A. Moscicki
Donald E. Pogorzelski
Alan E. Smith
Sandford D. Smith
Christine M. van Heek
G. Jan van Heek
Michael S. Wyzga